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                                                                    EXHIBIT 10.2

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                               PURCHASE AGREEMENT

                                     between

                         GENZYME TRANSGENICS CORPORATION

                                       and

                               GENZYME CORPORATION

                            dated as of July 31, 2001

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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT dated as of July 31, 2001 (this "AGREEMENT") is made by and between Genzyme Transgenics Corporation, a Massachusetts corporation having its principal place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702 ("GTC"), and Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("GENZYME"; and, together with GTC, the "PARTIES"). All capitalized terms used in this Agreement without definition have the meanings ascribed to them in the Amended Collaboration Agreement.

                                    RECITALS

     WHEREAS, GTC and Genzyme each own a fifty percent (50%) interest in ATIII LLC, a Delaware limited liability company having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("ATIII LLC"); and

     WHEREAS, GTC, Genzyme and ATIII LLC are parties to a Collaboration Agreement dated as of January 1, 1998 (the "ORIGINAL COLLABORATION AGREEMENT") for the development and commercialization of certain products and an Interim Funding Agreement dated March 28, 2001 by and between the Parties, as amended to date (the "INTERIM FUNDING AGREEMENT") related to the funding of such activities,; and

     WHEREAS, Genzyme desires to sell to GTC, and GTC desires to purchase from Genzyme, Genzyme's entire interest in ATIII LLC; and

     WHEREAS, Genzyme and GTC also desire to contemporaneously amend and restate the Original Collaboration Agreement in the form of EXHIBIT A hereto dated as of the date hereof (as amended and restated, the "AMENDED COLLABORATION AGREEMENT") to reflect the fact that Genzyme will no longer collaborate on the development and commercialization of Collaboration Products, but will provide certain manufacturing services and research, development, clinical and regulatory services to GTC in connection therewith on the terms set forth in a separate Services Agreement of even date herewith.

     NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Parties mutually agree as follows:

                    ARTICLE 1: PURCHASE AND SALE LLC INTEREST

     1.1 SALE, ASSIGNMENT AND PURCHASE OF THE LLC INTEREST; PAYMENTS. Genzyme hereby sells, assigns and transfers to GTC, and GTC hereby purchases from Genzyme, Genzyme's right, title and interest in and to Genzyme's fifty percent (50%) interest in ATIII LLC (the "LLC INTEREST"). In consideration for the LLC Interest, GTC shall pay to Genzyme: (a) royalty payments (collectively, the "ROYALTY PAYMENTS") equal to [*****] percent [*****]

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of Net Sales (as defined below) in the Territory occurring after the Payment
Period Start Date (as defined below); and (b) other payments equal to [*****] percent ([*****]%) of each up-front, milestone, expense reimbursement or other lump-sum payment received after the Payment Period Start Date under any distribution agreement for any product comprising or derived from Collaboration Products (collectively, the "OTHER PAYMENTS"; and, together with the Royalty Payments, the "PURCHASE PRICE") OTHER THAN any milestone payment received by GTC that is directly related to research and development objectives and other payments directly related to research and development services provided by GTC at fair market value. "PAYMENT PERIOD START DATE" shall mean the third (3rd) anniversary (after receipt of the first marketing approval from a regulatory authority for a Collaboration Product) by GTC, ATIII LLC or any other Affiliate of GTC, or any of their respective collaborative partners or distributors of a product comprising or derived from a Collaboration Product (the "FIRST COMMERCIAL SALE").

           For purposes of this Agreement, "NET SALES" shall mean the gross invoiced sales price of any Collaboration Product billed to independent third party customers, including, without limitation, distributors, in bona fide arms-length transactions and to Genzyme and its Affiliates (such gross invoiced sales, "GROSS SALES"), in each case, LESS, to the extent such amounts are included in the gross invoiced sales price, the actual amount of: (i) freight and insurance costs incurred in transporting such Collaboration Product to such customers; (ii) quantity, cash and other trade discounts actually allowed and taken; (iii) customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such Collaboration Product in final form; (iv) amounts repaid or credited by reason of rejections (due to Collaboration Product spoilage, damage, expiration or useful life or otherwise) or retroactive price reductions; (v) amounts incurred resulting from governmental mandated rebate or discount programs; and (vi) third party rebates and chargebacks actually allowed and taken, including without limitation hospital buying group chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates. The amount of Net Sales accrued for any period shall be determined on the basis of sales recorded in such period in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP").

     1.2. PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid by GTC to Genzyme as follows:

           (a) GTC shall pay accrued and unpaid Royalty Payments accrued during each calendar quarter (a "ROYALTY QUARTER"), commencing with the calendar quarter in which the Payment Period Start Date occurs, within forty-five (45) days after the last day of each such Royalty Quarter.

           (b)  GTC shall pay each Other Payment to Genzyme within forty-five
(45) days following GTC's receipt of such Other Payment; PROVIDED, HOWEVER, that GTC may delay the payment of any such Other Amount if such Other Amount is less than [*****] U.S. dollars (US$[*****]) (as defined below in Section 1.5) until the earlier to occur of (i) the next date on

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which Royalty Payments are due and payable and (ii) the date on which such Other
Amount plus any other Other Amount equals at least [*****] U.S. dollars (US$[*****]).

Notwithstanding anything to the contrary in this Section 1.2, GTC shall have no obligation to make any payment to Genzyme under this Section 1.2 if such payment when aggregated with each other payment of the Purchase Price made hereunder would exceed thirty million U.S. dollars (U.S. $30,000,000.00).

     1.3 REPORTING BY GTC. (a) REPORT OF FIRST COMMERCIAL SALE. Within forty-five (45) days after the First Commercial Sale, GTC shall give written notice to Genzyme of the date and general terms of such sale.

           (b) QUARTERLY REPORTS. Commencing with the calendar quarter in which the First Commercial Sale occurs, within forty-five (45) days after the close of each such calendar quarter (including each Royalty Quarter occurring after the Payment Period Start Date), GTC shall report to Genzyme for such calendar quarter:

                (1) the aggregate amount of the Royalty Payments accruing to Genzyme pursuant to Section 1.1 above during such calendar quarter, unless such calendar quarter is not a Royalty Quarter;

                (2) the Gross Sales and the Net Sales of Collaboration Products worldwide accrued during such calendar quarters on a country-by-country basis;

                (3) the amount and basis for all deductions taken in the calculation of Net Sales for such period;

                (4) each exchange rate used in converting into U.S. dollars any payments or other amounts denominated in a currency other than U.S. dollars; and

                (5) the source(s), description(s) and aggregate amount of all Other Payments.

With respect to any Royalty Quarter for which no payment is due, GTC shall so report unless such calendar quarter is not a Royalty Quarter. In the event that any Other Payments are due and payable prior to the calendar quarter in which the First Commercial Sale occurs, GTC shall deliver to Genzyme a written report containing the information described in Section 1.3(b)(5) above concurrently with such payment. The chief financial officer of GTC shall state, on behalf of GTC, in each report delivered by GTC to Genzyme under this Article 1, that the contents of such report are true, correct and complete to the best of GTC's knowledge and information.

     1.4 RECORDS, AUDITS. GTC shall keep, and shall require its Affiliates, collaborative partners and sublicensees to keep, complete and accurate records and books of account containing data reasonably required for the computation and verification of payments of the

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Purchase Price due and payable as provided by this Article 1. Subject to the following sentence, GTC shall open such books and records upon reasonable notice during business hours for inspection by either (a) Genzyme auditor(s) or (b) an independent certified accountant selected by Genzyme and reasonably acceptable to GTC ("INDEPENDENT AUDITORS"), for the sole purpose of verifying the amount of payments of the Purchase Price due and payable to Genzyme hereunder. Genzyme shall not be entitled to conduct any such inspection more than once in each calendar year during the term of this Agreement and once during the three (3) year period following the expiration or termination of this Agreement. Genzyme shall be responsible for all expenses of each such inspection; PROVIDED that if
(x) any inspection reveals an underpayment greater than [*****] percent ([*****]%) of the amounts due to Genzyme under this Article 1 and (y) an Independent Auditor conducted such inspection or verified the conclusions of such inspection made by Genzyme, then GTC shall pay all reasonable and documented expenses of such inspection, including without limitation the reasonable and documented expenses incurred in connection with the verification by an Independent Auditor of the conclusions of the inspection by Genzyme auditors, if applicable. The amount of any such underpayment, together with the expenses of such inspection, shall be due and payable within thirty (30) days of GTC's receipt of the written report thereof.

     1.5 METHOD OF PAYMENT. (a) Subject to subsection (d) below all payments to be made under this Agreement shall be payable in U.S. dollars by certified or bank check or by wire transfer in immediately available funds to such account(s) as Genzyme may designate in writing to GTC. For the purposes of this Agreement, "U.S. DOLLARS" shall mean United States dollars and any successor currency thereof as the lawful currency of the United States of America.

           (b) LATE PAYMENTS. In the event that any payment due from GTC under this Article 1 is not made within ten (10) business days after such payment is due, interest shall accrue on such late payment from the date on which such amount became due at a rate per annum equal to the two (2) plus the prime rate established by Fleet National Bank, N.A. in Boston, Massachusetts, or at a lower rate if required by applicable law, calculated on the number of days that lapse until such amount is paid in full.

           (c) CONVERSION OF FOREIGN CURRENCY. For each Royalty Quarter, GTC and its Affiliates shall convert any Net Sales or Other Payments they receive in any foreign currency into an equivalent amount of U.S. dollars at the exchange rate GTC or such Affiliate, as the case may be, (i) used at the time of conversion in the case of Net Sales and (ii) in the case of Other Payments, ordinarily employs in making reports to relevant regulatory and taxing authorities as in effect on the date the relevant Other Payment is received, consistent with fair business practices and GAAP.

           (d) EXCHANGE CONTROLS. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of any Royalty Payment or Other Payment arising from payments GTC received in any country other than the United States, GTC shall make payment to Genzyme through such lawful means or methods as Genzyme may reasonably direct; PROVIDED, HOWEVER, that if Genzyme fails to

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designate such payment method within thirty (30) days after GTC notifies Genzyme of such restriction, GTC may deposit such Purchase Price payment in local currency to the credit of Genzyme in a recognized banking institution reasonably selected by GTC and promptly identified in written notice from GTC to Genzyme, and such deposit shall fulfill all obligations of GTC to Genzyme with respect to such Purchase Price payment.

              ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF GENZYME

           In connection with the sale and assignment of the LLC Interest by Genzyme to GTC, Genzyme hereby makes the following representations and warranties to GTC.

     2.1 ORGANIZATION AND QUALIFICATION OF GENZYME. Genzyme is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Genzyme is qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on the Business (as defined in Section 2.6 below) of Genzyme.

     2.2 OWNERSHIP OF LLC INTEREST. Genzyme is the legal and beneficial owner of the LLC Interest, free and clear of all liens, encumbrances, restrictions and claims of all kinds. Genzyme has full legal right, power and authority to sell, assign, convey, transfer and deliver the LLC Interest to GTC pursuant to this Agreement. The assignment by Genzyme of the LLC Interest pursuant to the provisions hereof will transfer to GTC valid title to the LLC Interest free and clear of all liens, encumbrances, restrictions and claims of every kind arising through Genzyme.

     2.3 AUTHORITY. The sale of the LLC Interest by Genzyme and the execution, delivery and performance by Genzyme of each of (a) this Agreement, (b) the Amended Collaboration Agreement and (c) the Services Agreement dated as of the date hereof in the form attached as EXHIBIT B hereto (such agreements, together with the Bill of Sale (as defined in Section 4.4 below), the "TRANSACTION DOCUMENTS") have been duly authorized by all necessary corporate action and each such Transaction Document has been duly executed and delivered by Genzyme. Each Transaction Document constitutes the valid and binding obligation of Genzyme enforceable against Genzyme in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting the rights and remedies of creditors generally and to general principles of equity.

     2.4 NO BREACH. The execution, delivery and performance of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, after giving effect to such transactions, will not: (i) violate any provision of the Restated Articles of Organization or By-laws of Genzyme; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Genzyme or upon the securities, properties, assets or business of Genzyme; or

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(iii) require the approval, consent or authorization of, or registration or filing with, any foreign, federal, state, local or other governmental or regulatory body or the approval, consent, waiver or notification of any stockholder, creditor, lessor or other non-governmental and non-regulatory persons.

           References in this Agreement to the "BUSINESS" of any Party mean the assets, properties, business, operations or condition (financial or otherwise) of such Party.

     2.5 ACTIONS AND PROCEEDINGS. To the best knowledge of Genzyme, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby.

     2.6 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of Genzyme in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Genzyme or any action taken by Genzyme.

                ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF GTC

           In connection with the purchase by GTC of the LLC Interest from Genzyme, GTC hereby makes the following representations and warranties to Genzyme.

     3.1 ORGANIZATION AND QUALIFICATION OF GTC. GTC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. GTC is qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on the Business of GTC.

     3.2 AUTHORITY FOR AGREEMENT. The execution, delivery and performance by GTC of each of this Agreement and each other Transaction Document has been duly authorized by all necessary corporate action, and each such Transaction Document has been duly executed and delivered by GTC. Each Transaction Document constitutes the valid and binding obligation of GTC enforceable against GTC in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting the rights and remedies of creditors generally and to general principles of equity.

     3.3 NO BREACH. The execution, delivery and performance of each Transaction Document, and the consummation of the transactions contemplated hereby and thereby, after giving effect to such transactions, will not: (i) violate any provision of the Articles of Organization or By-laws of GTC; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, GTC or upon

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the securities, properties, assets or Business of GTC; or (iii) require the approval, consent or authorization of, or registration or filing with, any foreign, federal, state, local or other governmental or regulatory body or the approval, consent, waiver or notification of any stockholder, creditor, lessor or other non-governmental and non-regulatory persons.

     3.4 ACTIONS AND PROCEEDINGS. To the best knowledge of GTC, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or upon the Business of GTC.

     3.5 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of GTC in connection with this Agreement or the transactions contemplated hereby, and there are not brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with GTC, or any action taken by it.

     3.6 INVESTMENT. GTC is acquiring the LLC Interest solely for its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. GTC does not have any present plans to enter into any contract, undertaking, agreement or arrangement relating thereto.

     3.7 RESTRICTIONS ON TRANSFERABILITY. GTC understands that the LLC Interest has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or under the securities laws of any state or other jurisdiction in reliance upon exemptions thereunder. GTC acknowledges and is aware that the LLC Interest cannot be resold unless the LLC Interest is registered under the Securities Act and any applicable securities law of any state or other jurisdiction, or an exemption from registration is available, and that it has no rights to require that the LLC Interest be registered under the Securities Act or any state securities laws.

     3.8 ACCREDITED INVESTOR. GTC is an "accredited investor" as defined in SEC Rule 501 of Regulation D as presently in effect.

               ARTICLE 4: COVENANTS AND AGREEMENTS OF THE PARTIES

     4.1 FUNDING OBLIGATIONS PRIOR TO THE CLOSING DATE. Each Party agrees that it shall perform fully its obligations under the Original Collaboration Agreement through the close of business on the day immediately preceding the Closing Date in accordance with the Original Collaboration Agreement and the Interim Funding Agreement.

     4.2 AMENDMENT OF AGREEMENTS; TERMINATION OF OBLIGATIONS. (a) On and as of the Closing Date, each of the Original Collaboration Agreement and the Amended and Restated Operating Agreement of ATIII LLC dated as of January 1, 1998 (the "EXISTING OPERATING AGREEMENT") shall be amended and restated in its entirety on the terms and conditions of the Amended Collaboration Agreement and the Second Amended and Restated Operating Agreement of ATIII LLC dated as of the date hereof, respectively, and any obligations of Genzyme under Article 4 of the Original Collaboration Agreement, Section 4.1 of the Existing Operating Agreement and any other obligation thereunder to provide program funding or other

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contributions to ATIII LLC, shall, and shall be deemed to be, terminated and of no further force and effect on and as of the Closing Date. It is understood and agreed that Genzyme shall continue to be an "Indemnified Person" through ATIII LLC under Article 7 of the Second Amended and Restated Operating Agreement and entitled to the benefits of the indemnification provisions thereunder with respect to acts performed by Genzyme on or prior to the Closing Date.

           (b) The Parties hereby agree that the terms and conditions of the Transaction Documents, including, without limitation, GTC's obligation to pay the Purchase Price as set forth in Article 1 hereof, replace in their entirety the terms and conditions of the Original Collaboration Agreement, including, without limitation, Article 13 thereof.

           (c) On and as of the Closing Date, the Purchase Agreement dated as of January 1, 1998 by and between the Parties shall, and shall be deemed to be, terminated and of no further force and effect.

     4.3 DELIVERIES BY GENZYME. Within sixty (60) days following the Closing Date or as otherwise agreed by the Parties, Genzyme shall deliver or otherwise transfer to GTC all documents, files, records and data held by Genzyme that are directly related to the activities of ATIII LLC; PROVIDED, HOWEVER, that to the extent Genzyme is required by applicable law or regulation to retain the originals of any such documents, files, records or data, Genzyme shall provide GTC copies thereof instead of the originals. GTC agrees to pay the costs and expenses associated with such delivery. Genzyme further agrees to provide to GTC any additional information held by Genzyme related to the Collaboration Product as and when GTC shall reasonably request such information, in each case, at the expense of GTC. Genzyme may retain copies of all of such additional information, which information shall be maintained in confidence by Genzyme in accordance with Section 7.2 below.

     4.4 INVENTORY. Genzyme acknowledges that it does not have any right, title or interest in or to any Collaboration Product owned by ATIII LLC as of the Closing Date.

     4.5   CONTINUING COOPERATION. The Parties hereby agree as follows:

           (a) GTC and Genzyme [*****] shall negotiate in good faith the extent to which GTC and [*****] desire to collaborate further on the project related to a configuration of [*****] , all as such collaboration and project are set forth in the [*****] Agreement dated as of [*****] (the "[*****] AGREEMENT") among Genzyme [*****], GTC and ATIII LLC, including, without limitation, the resolution of any issues associated with the allocation of resources under and in connection with the [*****] Agreement.

           (b) GTC hereby grants Genzyme the exclusive first right of negotiation for exclusive commercialization rights for each Collaboration Product in the Territory (the "OPTION"), which Option shall become exercisable on a product-by-product and market-by-

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market basis at such time as GTC (either itself or through its Affiliates or a third party) makes a submission to a regulatory authority in the Territory to obtain marketing approval for such Collaboration Product. Such Option shall not apply to the commercialization of any Collaboration Product in any market as to which, prior to the submission to obtain marketing approval for such product in such market, GTC shall have already entered into a collaboration or other agreement with a third party covering Collaboration Products under which such third party shall actively participate in the research and development of such Collaboration Product (as opposed to solely participating through funding not specifically dedicated to the Collaboration Products or an equity investment) and such third party has exclusive marketing rights for such Collaboration Product in such market. GTC shall promptly notify Genzyme in writing of submission to a regulatory authority in the Territory to obtain marketing approval for a Collaboration Product (other than for a Collaboration Product that is already subject to an agreement with a third party covering such market as described in the preceding sentence). Genzyme may elect to exercise the Option with respect to such Collaboration Product and the relevant market by delivering written notice of such election to GTC within forty-five (45) days after Genzyme's receipt of such notification from GTC. If Genzyme elects to exercise the Option, the Parties shall, on an exclusive basis, negotiate in good faith the terms of the agreement for the commercialization of such Collaboration Product in the relevant market by Genzyme. If despite good faith negotiations, GTC and Genzyme do not reach agreement within ninety (90) days after the date of Genzyme's exercise of the Option, then GTC shall be free for a period of one (1) year thereafter to enter into negotiations with a third party to agree upon terms which a third party would commercialize the Collaboration Product in such market, provided such terms, when taken as a whole, are not more favorable to the third party than the terms of the last written proposal offered by GTC to Genzyme, or Genzyme to GTC, as the case may be; PROVIDED, HOWEVER, that if at the expiration of such one (1)-year period, GTC is actively engaged in good faith negotiations with a third party(ies) which negotiations were initiated at least ninety (90) days prior to the expiration of said one (1)-year period, then GTC shall promptly deliver written notice of such negotiations to Genzyme ("EXTENSION NOTICE") and said one (1)-year period shall be extended by an additional two hundred and seventy (270) days solely with respect to the third party(ies) identified in the Extension Notice. If GTC has not entered into an agreement with a third party within the one (1)-year period (or, if applicable, the extension period) described above, the Option with respect to the relevant Collaboration Product and the relevant market shall be deemed to have recommenced upon the same terms as set forth above except that the Option shall be non-exclusive.

     4.6 GTC DILIGENCE; REPORTS. GTC hereby agrees to use its commercially reasonable efforts (either itself or through its affiliates, collaborative partner and/or sublicensees, if any) to pursue development of, obtain regulatory approvals for and bring to market Collaboration Products worldwide as soon as practicable. As used in this Agreement, the term "commercially reasonable efforts" will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by the GTC in question to its other therapeutic products at a similar stage of development and with similar commercial potential. GTC shall deliver to Genzyme reasonable detailed written reports on the progress of its development activities for the Collaboration Products by June 30th and December 31st of each year until such time as GTC obtains approval of a Biologics License Application from the FDA and a Marketing Authorization Application from the European Union's European Medicines Evaluation Agency

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for the first Collaboration Product, which reports shall be maintained in confidence by Genzyme in accordance with Section 7.2 below.

                         ARTICLE 5: CONDITIONS PRECEDENT

     The obligations and rights of the Parties under this Agreement shall not be effective until the first date (the "CLOSING DATE") on which each of the following conditions precedent shall have been duly performed or satisfied or duly waived by the party entitled to such performance or satisfaction.

     5.1 CLERK'S CERTIFICATES. Each of the Parties shall deliver to the other Party resolutions of such Party's Board of Directors authorizing and approving all matters in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby, certified by the Clerk or Assistant Clerk of Genzyme and the Clerk of GTC as of the date hereof.

     5.2 TRANSACTION DOCUMENTS Each of the Parties shall deliver to the other Party this Agreement, the Amended and Restated Collaboration Agreement and each other instrument, document or certificate required to be delivered hereunder or thereunder, in each case, duly executed by such Party.

                           ARTICLE 6: INDEMNIFICATION

     6.1 INDEMNIFICATION. Each Party agrees to indemnify (in such capacity, an "INDEMNIFYING PARTY") the other Party and its officers, directors, employees, agents, successors and assigns (in such capacity, an "INDEMNIFIED PARTY") against and hold them harmless for all Losses (as defined below) rising out of
(i) the breach of any representation or warranty of such Indemnifying Party contained herein or in any certificate delivered thereby and (ii) the breach of any covenant or agreement of such Indemnifying Party contained herein. For the purposes of this Agreement, "LOSS" and "LOSSES" shall mean any and all liabilities (whether accrued or fixed, absolute or contingent, matured or unmatured, including, without limitation, arising under applicable law or any contract, agreement, arrangement, commitment or undertaking), losses, damages, claims, costs and expenses (including, without limitation, reasonable and documented attorneys' fees) OTHER THAN any consequential or punitive damages.

     6.2 LIMITATIONS ON INDEMNIFICATION No claim may be asserted, nor may any action be commenced against an Indemnifying Party under this Article 6 unless written notice of such claim or action is received by such Indemnifying Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action. Notwithstanding to the contrary in
Section 6.1 above, no Indemnifying Party shall have any liability under Section
6.1 above, unless the aggregate amount of Losses to the Indemnified Parties finally determined to arise thereunder based upon, attributable to, or resulting from, the failure of any representation or warranty to be true and correct exceeds [*****] U.S. dollars (U.S.$[*****]); PROVIDED, that if such aggregate amount of Losses when added to the aggregate amount of Losses to the

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Indemnified Parties finally determined to arise under Section 6.1 based upon, attributable to, or resulting from a breach of any covenant or agreement of such Indemnifying Party contained herein exceeds [*****] U.S. dollars (U.S.$[*****]), then such Indemnifying Party shall be liable for the full amount of such Losses. Notwithstanding anything to the contrary in Section 6.1 above, neither Party's liability as an Indemnifying Party under this Agreement shall exceed [*****] U.S. dollars (U.S. $[*****]) in the aggregate.

                            ARTICLE 7: MISCELLANEOUS

     7.1 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party, PROVIDED, HOWEVER, that either Party may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated third party; PROVIDED FURTHER, HOWEVER, that such Party's rights and obligations under this Agreement shall be assumed by its successors in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing and promptly confirm such assumption in a written notice delivered to the other Party.

     7.2 CONFIDENTIALITY. Except as provided below, all confidential and proprietary information of any Party and the terms and conditions of this Agreement, and all drafts and negotiations in reference thereto, including all negotiations and discussions between the Parties concerning the transactions contemplated by this Agreement and the other Transaction Documents, will be kept strictly confidential, and will not be used or disclosed to any third party, directly or indirectly, by either Party, in any manner for any purpose until such time as such information has become generally available to the public through no fault (by either act or omission) on the part of the Party receiving such information; PROVIDED, HOWEVER, that such information may be disclosed: (a) with the prior written consent of the disclosing Party; (b) pursuant to an order by a court of competent jurisdiction compelling disclosure, to any Affiliate of any Party and each Party's auditors and legal counsel; (c) to state or federal taxing authorities, state or federal securities regulatory authorities, lenders to, auditors of or counsel to the Parties, if required; and (d) as necessary to enforce the terms of this Agreement. The restrictions on disclosure and use under this Section 7.2 shall not apply to information that (i) is or becomes patented, published or otherwise becomes publicly known other than by acts in contravention of this Agreement by the Party obligated not to disclose such Information or its affiliates; (ii) can be shown by written documents to have been disclosed to the receiving Party or its affiliates by a third party, provided, that such Information was not obtained by such third party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its affiliates (other than in connection with its participation in the Program), provided, that such Information was not

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

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obtained directly or indirectly from the other Party under this Agreement; or
(iv) can be shown by written documents to have been independently developed by the receiving Party or its affiliates without use of the other Party's Information or breach of any of the provisions of this Agreement. The obligations of the Parties under this section 7.2 shall survive for a period of ten (10) years from the date hereof. Notwithstanding anything herein to the contrary, Article 10 of the Existing Collaboration Agreement and its successor provisions in the Amended and Restated Collaboration Agreement, as the case may be, shall govern the confidentiality and disclosure of confidential and proprietary information related to ATIII LLC and any Collaboration Products.

     Promptly after the execution of this Agreement, the Parties shall discuss and mutually agree upon the provisions of an initial a press release announcing the existence of this Agreement, the Amended Collaboration Agreement and the Services Agreement of even date herewith and certain terms thereof to the extent either Party reasonably determines that such disclosure is required under applicable laws or regulations or is advisable. Notwithstanding the foregoing, Genzyme and GTC agree that the information contained in a press release mutually agreed upon by the Parties in advance may be used to describe the nature of this transaction, Genzyme and GTC may disclose the information contained in any such agreed upon and issued press release, as modified by mutual agreement from time to time, without the other Party's consent.

     7.3 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 7.3, and shall be effective upon receipt by the addressee.

     If to GTC               Genzyme Transgenics Corporation
                             175 Crossing Boulevard
                             Framingham, Massachusetts 01702
                             Attention: President
                             Facsimile: (508) 370-3797

     with a copy to:         Genzyme Transgenics Corporation
                             175 Crossing Boulevard
                             Framingham, Massachusetts 01702
                             Attention: General Counsel
                             Facsimile: (508) 370-3797.

     If to Genzyme:          Genzyme Corporation
                             One Kendall Square
                             Cambridge, Massachusetts 02139
                             Attention: President and Chief Executive Officer
                             Facsimile: (617) 374-7423

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     with a copy to:         Genzyme Corporation
                             One Kendall Square
                             Cambridge, Massachusetts 02139
                             Attention: Chief Legal Officer
                             Facsimile: (617) 252-7553.

     7.4 FEES AND EXPENSES. Except as expressly set forth in this Agreement, each of the parties shall bear its own expense in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

     7.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

     7.6 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof, and all express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement, including without limitation the letter of intent dated November 7, 2001 by and between Genzyme and GTC and the Interim Funding Agreement; PROVIDED, HOWEVER, that this Agreement shall not affect the rights and obligations of Genzyme, GTC and ATIII LLC under the GTC-GMO Collaboration Agreement, which shall remain in full force and effect. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the Parties bound by the terms hereof so amended or modified. Each Party hereby acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in its terms shall not be construed against any Party.

     7.7   DISPUTE RESOLUTION.

           (a) All disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the American Arbitration Association unless specifically modified herein.

           The Parties covenant and agree that the arbitration shall commence within one hundred and twenty (120) days following the date on which either Party files a written demand for arbitration. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third party witnesses. The Party to file a written demand for arbitration shall deliver written notification of such filing (the "NOTIFICATION") to the other Party within ten (10) days of such filing. Each Notification will be deemed to have been sent on the date it is postmarked and deemed to have been received three days after the date it is postmarked. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the

                                       13
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answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

           The Parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The Parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The Parties will share equally in the arbitrator's fees and expenses, subject to the terms of this paragraph. The arbitrator may in his or her discretion assess costs and expenses (including reasonable attorneys' fees and expenses of the prevailing party) against any party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including reasonable attorneys' fees, incurred by the other Party in enforcing the award. This Section 7.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 7.7 shall be enforceable in any court of competent jurisdiction.

     7.8 AMENDMENTS. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties. Each of the Parties hereby acknowledges that this Agreement, the other Transaction Documents are each the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting party.

     7.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     7.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier, and shall have and be deemed to have the same force and effect as an original counterpart hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

                                      GENZYME TRANSGENICS CORPORATION

                                      By: /s/ John B. Green

                                      Name: John B. Green

                                      Title: Vice President


                                      GENZYME CORPORATION

                                      By: /s/ Jan van Heek

                                      Name: Jan van Heek

                                      Title: Executive Vice President

     The undersigned, as of the date first set forth in the foregoing Purchase Agreement between Genzyme Transgenics Corporation and Genzyme Corporation, hereby acknowledges such Purchase Agreement, and agrees that the terms and conditions of such Purchase Agreement and the Transaction Documents (as defined in such Purchase Agreement) replace in their entirety the terms and conditions of the Original Collaboration Agreement, the Existing Operating Agreement and the Interim Funding Agreement.

                                      ATIII LLC

                                      By:   Genzyme Transgenics Corporation,
                                            its Member


                                      By: /s/ John B. Green

                                      Name: John B. Green

                                      Title: Vice Pesident